Barry H. Smith, CPCU, ARe
Executive Vice President and
Chief Administrative Officer

Everest Reinsurance Company
477 Martinsville Road
P.O. Box 830
Liberty Corner, NJ 07938-0830
Tel:908.604.3535  Fax: 908.604.3571
e-mail:  barry.smith@everestre.com

This letter is not an employment contract

March 20, 2012

Craig W. Howie
1094 Drew Drive
Yardley, PA 19067

Dear Craig,

I am pleased to extend an offer of employment to join Everest Global Services, Inc. a member of the Everest Re Group, Ltd., as Executive Vice President and, subsequent to the filing of Group’s first quarter 2012 10-Q, Chief Financial Officer.

Your annual salary will be $450,000 and you will be eligible for future salary consideration, subject to the approval of the Compensation Committee of the Board, in April 2013.  You will also be eligible to participate in the Company’s Annual Incentive Plan (“Bonus Plan”) at the discretion of the Company. In March 2013, you will be eligible to receive a target bonus of $450,000 under this Plan.

At the first practicable time, you will be granted restricted shares of Everest Re Group, Ltd. stock valued at approximately $750,000 in accordance with the Company’s 2010 Stock Incentive Plan. This grant is subject to approval by the Everest Re Group, Ltd. Compensation Committee.  Restricted shares vest twenty percent per year over a five-year period while you remain employed with the Company. You shall also receive a one-time payment of a $300,000 within 30 days of employment.

Your vacation days will be earned throughout the year under the Everest Vacation Plan.  You will be eligible to earn 21 paid vacation days and 3 personal days in 2012 and 25 paid vacation days annually thereafter.

You are eligible to participate in the Senior Executive Change of Control Plan as amended and restated effective January 1, 2009. A copy of the plan is enclosed with this Agreement. Subject to approval by the Everest Re Group, Ltd. Compensation Committee, you will receive a letter confirming your Change of Control participation within 30 days of your employment.

Please note that the Company may terminate your employment with or without cause at any time without prior notice to you.  Termination for cause shall mean termination of your employment on account of: (i) willful misfeasance or gross negligence by you in a matter of material importance to the conduct of the Group’s affairs; (ii) your negligence having an adverse effect, financial or otherwise, on the Group or on the conduct of the Group’s affairs; or (iii) your conviction or indictment for a criminal offense.  In the event of a termination for cause, the Company shall have no further obligations to you.

In the event your employment is terminated without cause, all unvested restricted shares granted under this letter shall become fully vested. This accelerated vesting of restricted shares shall be conditional upon your execution of an appropriate release and waiver at the time of termination.

The Immigration Reform and Control Act requires employers to verify the identity and employment eligibility of all new employees.  This offer of employment is contingent upon proof of your eligibility to work in the United States.

If accepted, please sign and date this letter below. If you have any questions regarding this offer, I can be reached at 908-604-3535.

Sincerely,

/S/ BARRY H. SMITH

Barry H. Smith

This letter is intended to state only the basic terms of your employment with Everest Global Service, Inc. a member of the Everest Re Group, Ltd., for the period of your employment.  It is not intended to be, nor should it be interpreted as, an employment contract.  Unless the company enters into an express individual written employment contract signed by its Chief Executive Officer, your employment is “at will.”  This means that you or the Company may terminate your employment with or without cause and with or without notice at any time.

/S/ CRAIG W. HOWIE                          3/20/12
Craig W. Howie                                                                           Date